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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________
FORM S-8
Registration Statement
Under
The Securities Act of 1933, as amended.

VMH VIDEOMOVIEHOUSE.COM INC
(Exact name of registrant as specified in charter.)

BRITISH COLUMBIA	None
(State or other jurisdiction or organization)	(I.R.S. Employer of incorporation Identification Number)

#14 - 34368 Manufacturer's Way
Abbotsford, British Columbia
Canada V2S 7M1
(604) 913-9035
(Address and telephone of executive offices, including zip code.)

THE VMH VIDEOMOVIEHOUSE.COM INC.
2005-A NONQUALIFIED STOCK OPTION PLAN

Steven Gaspar, President
VMH VideoMovieHouse.com Inc.
#14 - 34368 Manufacturer's Way
Abbotsford, British Columbia
Canada V2S 7M1
(604) 913-9035
(Name, address and telephone of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Conrad C. Lysiak, Esq.
601 West First Avenue
Suite 503
Spokane, Washington 99201
(509) 624-1475

In addition, pursuant to rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

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CALCULATION OF REGISTRATION FEE

Title of Each Class of		Aggregate Proposed	Proposed Maximum	Amount of
Securities to be	Amount to be	Maximum Offering	Aggregate Offering	Registration Fee
Registered	Registered	Price per Unit/Share	Price [1]	[1]

Common Shares, no par	12,000,000	$0.04	$480,000	$100.00
value, issuable upon
exercise of stock options
by Grantees

Totals	12,000,000	$0.04	$480,000	$100.00

[1]     Based upon the mean between the closing bid and ask prices for common shares on December 13, 2005 in accordance with Rule 457(c).

PART II.     INFORMATION REQUIRED IN THE REGISTRATION STATEMENT.

ITEM 3.     INCORPORATION OF DOCUMENTS BY REFERENCE.

We hereby incorporate by reference the following:

a)	Our last Form 10-KSB filed with the Securities and Exchange Commission ("SEC").

b)	All other reports, proxy statements and information statements filed subsequent to the foregoing Form 10-KSB to pursuant to Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act").

ITEM 4.     DESCRIPTION OF SECURITIES.

Common Stock.

Our authorized common stock consists of 200,000,000 shares of no par value common stock. As of December 13, 2005, 59,862,702 shares are issued and outstanding. 39,475,281 shares are freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Act") and 20,387,421 shares are "restricted securities" as that term is defined in Rule 144 promulgated under the Act.

In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one (1) year holding period may sell in ordinary market transactions through a broker or with a market maker, within any three (3) month period a number of shares which does not exceed the greater of one percent (1%) of the number of outstanding shares of common stock or the average of the weekly trading volume of the common stock during the four calendar weeks prior to such sale. The provision relating to the weekly trading volume may not be relied upon by sellers of our common stock. Sellers of our common stock under, Rule 144, must file a Form 144 with the SEC. If the shares of common stock have been held for more than two (2) years by a person who is not an affiliate, there is no limitation on the manner of sale or the volume of shares that may be sold and no Form 144 is required to be filed with the SEC. Sales under Reg. 144 may have a depressive effect on the market price of our common stock.

All of our shares have equal voting rights and are not assessable. Voting rights are not cumulative and, therefore, the holders of more than 50% of our common stock could, if they chose to do so, elect all of our directors.

Upon liquidation, dissolution or winding up of our affairs, our assets, after the payment of liabilities, will be distributed pro rata to the holders of our common stock. Holders of our common stock do not have preemptive rights to subscribe for any of our securities and have no right to require us to redeem or purchase their shares. The shares of our common stock presently outstanding are fully paid and non-assessable.

Dividends

Holders of our common stock are entitled to share equally in dividends when, as and if declared by our board of directors, out of funds legally available therefore. No dividends have been paid on our common shares since inception, and none is contemplated in the foreseeable future.

Transfer Agent

Our transfer agent is Pacific Stock Transfer Company, 500 East Warm Springs Road, Suite 240, Las Vegas, Nevada 89119. Its telephone number is (702) 361-3033.

ITEM 5.     INTEREST OF NAMED EXPERTS AND COUNSEL.

None.

ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Pursuant to our articles of incorporation and the laws of the state of British Columbia, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the state of British Columbia.

Regarding indemnification for liabilities arising under the Act which may be permitted to directors or officers pursuant to the foregoing provisions, we are informed that, in the opinion of the SEC, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

ITEM 7.     EXEEMPTION FROM REGISTRATION.

None; not applicable.

ITEM 8.     EXHIBITS.

The following Exhibits are incorporated herein by reference from the Registrant's Form SB-2 Registration Statement filed with the Securities and Exchange Commission, SEC file #333-70836 on October 3, 2001. Such exhibits are incorporated herein by reference pursuant to Rule 12b-32:

Exhibit No.	Document Description

3.1	Articles of Incorporation.
3.2	Amended Articles of Incorporation.
3.3	Amended Articles of Incorporation.
3.4	Special Resolution.
3.5	Board Resolution authorizing split on 9/20/01.
3.6	Board Resolution authorizing amended split on 12/20/01.
3.7	Board Resolution authorizing spin-off.
3.8	Memorandum of Articles authorizing 20,000,000 shares of common stock.
3.9	Board resolution authorizing amended split at 3/30/02.
4.1	Specimen Stock Certificate.
5.2	Opinion of Conrad C. Lysiak, Esq. regarding the legality of the Securities being registered.
8.1	Tax Opinion of Conrad C. Lysiak
10.1	Agreement with Amazon.com.
10.2	Agreement with Half.com.
15.1	Letter Re: Unaudited Interim Financial Statement Information.
23.6	Consent of Steven Gaspar.
23.10	Consent of Williams & Webster, P.S., Certified Public Accountants.
23.11	Consent of Conrad C. Lysiak, Esq.
99.1	Form F-X.

The following Exhibits are incorporated herein by reference from the Registrant's Form S-8 Registration Statement filed with the Securities and Exchange Commission, SEC file #333-10644 on June 25, 2003. Such exhibits are incorporated herein by reference pursuant to Rule 12b-32:

Exhibit No.	Description

10.1	2003 Non-Qualified Stock Option Plan

The following Exhibits are incorporated herein by reference from the Registrant's Form 10-KSB Registration Statement filed with the Securities and Exchange Commission on September 15, 2003. Such exhibits are incorporated herein by reference pursuant to Rule 12b-32:

Exhibit No.	Description

14.1	Code of Ethics.
99.1	Audit Committee Charter.
99.2	Disclosure Committee Charter.

The following Exhibits are incorporated herein by reference from the Registrant's Amended Form S-8 Registration Statement filed with the Securities and Exchange Commission, SEC file # on October 10, 2004, SEC file no. 333-119651.

Exhibit No.	Description

10.1	Restated and Amended 2003 Non-Qualified Stock Option Plan

The following Exhibits are incorporated herein by reference from the Registrant's Form S-8 Registration Statement filed with the Securities and Exchange Commission, SEC file #333-127208 on August 4, 2005. Such exhibits are incorporated herein by reference pursuant to Rule 12b-32:

Exhibit No.	Description

10.1	2005 Nonqualified Stock Option Plan.

The following documents are incorporated herein:

Exhibit No.	Document Description

5.1	Opinion of Conrad C. Lysiak, regarding the legality of the securities registered under this Registration Statement.
10.1	2005-A Nonqualified Stock Option Plan.
23.1	Consent of Williams & Webster, P.S., independent certified public accountants.
23.2	Consent of Conrad C. Lysiak, Attorney at Law

ITEM 9.     UNDERTAKINGS.

The undersigned registrant hereby undertakes:

1. to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

2. that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and,

3. to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement thereto to be signed on its behalf by the undersigned, thereunto duly authorized on the 14th day of December, 2005.

VMH VIDEOMOVIEHOUSE.COM INC.

BY:	/s/ Steven Gaspar
Steven Gaspar, president, principal executive officer, treasurer, principal financial officer and principal accounting officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement thereto has been signed by the following persons in their capacities and on the dates indicated.

Signature	Title	Date

/s/ Steven Gaspar	president, principal executive officer,	December 14, 2005
Steven Gaspar	treasurer, principal financial officer, principal accounting officer and member of the board of directors

/s/ Christopher Gaspar	vice president and member of the board of	December 14, 2005
Christopher Gaspar	directors